Exhibit 99.1

NEWS
Contacts:

Investors/Analysts: Brian J. Radecki - Chief Financial Officer (301) 664-9132 bradecki@costar.com Media: Timothy J. Trainor - Communications Director (301) 280-7695 ttrainor@costar.com

  CoStar Group, Inc. Announces Second Quarter 2009 Results
Acquisition of Global Real Estate Analytics Leader PPR Adds New Revenue Growth Opportunity

BETHESDA, MD – July 22, 2009 – CoStar Group, Inc. (NASDAQ: CSGP), the number one provider of information/marketing services to the commercial real estate industry, today announced that net income for the quarter ended June 30, 2009 was $4.6 million, or $0.24 per diluted share, compared to $5.4 million, or $0.28 per diluted share for the quarter ended June 30, 2008.  EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended June 30, 2009 was $11.6 million, compared to EBITDA of $12.8 million for the quarter ended June 30, 2008.

As of June 30, 2009, the company had $243.8 million in cash, cash equivalents, short-term and long-term investments, an increase of $10.3 million since March 31, 2009, and no long-term debt.

“In this economic environment, demand for commercial real estate analysis and forecasting supported by comprehensive and accurate property and market data is extraordinarily high,” said CoStar Group President and CEO Andrew C. Florance. “The acquisition of Property and Portfolio Research (PPR) offered an exceptional opportunity to acquire the leading provider of global real estate investment analysis and market forecasting, an area we believe holds significant opportunity for revenue growth.”

Year 2008-2009 Quarterly Results - Unaudited
(in millions, except per share data)
	2008				2009
	Q1	Q2	Q3	Q4	Q1	Q2

Total Revenues	$52.3	$53.5	$53.8	$52.9	$51.4	$50.1
EBITDA	11.5	12.8	15.5	16.7	14.4	11.6
Net income	5.0	5.4	6.6	7.5	6.1	4.6
Net income per share - diluted	0.26	0.28	0.34	0.38	0.31	0.24
Weighted average outstanding shares - diluted	19.4	19.5	19.6	19.5	19.6	19.6

“By augmenting PPR’s expert real estate investment analysis with CoStar’s comprehensive database of commercial property information, we expect to meet the strong demand from commercial real estate investors and lenders for high quality forecasting and investment risk analysis,” Florance added. “And by marketing PPR’s analytic tools and services through our much-larger distribution channel to the thousands of firms in CoStar’s client base, we expect to dramatically accelerate PPR’s growth and substantially increase revenue in this product area.”

The acquisition of PPR is part of a larger strategy on the part of CoStar to leverage its strong financial position and experienced acquisition team to acquire additional commercial real estate information and technology companies.

“CoStar’s acquisition of PPR provides a model for how we intend to acquire successful companies that can leverage CoStar’s strategic assets, including our database of research-verified commercial property information, strong balance sheet, extensive client base, advanced technology platform and highly effective sales and marketing channel, to become even more successful and reach their full revenue potential,” stated Florance. “CoStar has identified over 40 companies as possible acquisitions.”

CoStar acquired PPR from DMG Information, Inc. (DMGI), a division of U.K.-based Daily Mail and General Trust, plc, in exchange for approximately $22.0 million payable in CoStar Group common stock in the aggregate amount of approximately 575,000 shares. The company expects PPR to be accretive to earnings in 2010 as a result of expected revenue growth.

Revenues for the quarter ended June 30, 2009 were $50.1 million, compared to revenues of $53.5 million for the quarter ended June 30, 2008. Subscription-based revenue accounts for more than 95% of the company’s total revenue. The 12-month trailing customer renewal rate for CoStar’s subscription-based services was approximately 86%.

U.S. revenues in the second quarter of 2009 totaled $45.7 million, compared to $47.5 million in the second quarter of 2008, and International revenues totaled £2.9 million in the second quarter of 2009, as compared to £3.1 million in the second quarter of 2008.

Third Quarter 2009 Outlook

“For the third quarter of 2009, we expect approximately $51.0 to $52.5 million in revenues, which includes $2.5 to $3.0 million of prorated PPR revenue in the quarter, and fully diluted net income per share of approximately $0.19 to $0.21,” stated CoStar Group Chief Financial Officer Brian J. Radecki.  “Our third quarter outlook includes approximately $500,000 of deal-related costs, approximately $200,000 to $300,000 of purchase amortization, and approximately $150,000 of equity compensation related to the acquisition of PPR,” said Radecki.

“For the full year of 2009, we expect approximately $205.0 to $208.5 million in revenues, which includes $7.0 to $7.5 million of prorated PPR revenue for the year, and fully diluted net income per share of approximately $0.95 to $1.00,” Radecki added.  “Our full year outlook also includes approximately $500,000 of deal-related costs, approximately $500,000 of purchase amortization, and approximately $300,000 of equity compensation related to the acquisition of PPR.  In total, our full year guidance includes approximately $6.5 million in pre-tax, non-cash equity compensation charges related to the vesting of restricted stock and stock option grants,” said Radecki.  For 2009, the company expects an overall effective tax rate of approximately 45% to 47%, and an interest rate of approximately 0.25% to 0.5% for interest income.

Management will conduct a conference call to discuss earnings results for the second quarter ended June 30, 2009, and the financial outlook for the third quarter of 2009 at 11:00 a.m. ET on Thursday, July 23, 2009. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/corporate/investor/. To join the conference call by telephone, please call (800) 230-1766 from within the United States and Canada, or (612) 332-0820 from outside the United States and Canada. Refer to conference reservation number 106464. A replay of the conference call will be available approximately one hour after the live call concludes and remain available through midnight on August 6, 2009. The replay telephone number is (800) 475-6701 within the United States and Canada, or (320) 365-3844 outside the United States and Canada.  Refer to Conference reservation number 106464. The replay will also be available over the Internet at http://www.costar.com/corporate/investor/ for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Revenues	$50,064	$53,478	$101,434	$105,742
Cost of revenues	16,744	18,341	33,638	38,062
Gross margin	33,320	35,137	67,796	67,680

Operating expenses:
Selling and marketing	9,751	12,121	18,912	22,994
Software development	3,065	3,141	6,243	6,555
General and administrative	11,571	10,099	22,021	19,904
Purchase amortization	742	1,266	1,688	2,487
	25,129	26,627	48,864	51,940

Income from operations	8,191	8,510	18,932	15,740
Interest and other income, net	322	1,243	764	3,181
Income before income taxes	8,513	9,753	19,696	18,921
Income tax expense, net	3,897	4,318	8,974	8,444
Net income	$4,616	$5,435	$10,722	$10,477

Net income per share - basic	$0.24	$0.28	$0.55	$0.54
Net income per share - diluted	$0.24	$0.28	$0.55	$0.54

Weighted average outstanding shares - basic	19,479	19,311	19,481	19,280
Weighted average outstanding shares - diluted	19,638	19,508	19,599	19,470

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$4,616	$5,435	$10,722	$10,477
Purchase amortization in cost of revenues	503	604	982	1,187
Purchase amortization in operating expenses	742	1,266	1,688	2,487
Depreciation and other amortization	2,213	2,464	4,464	4,942
Interest income, net	(322)	(1,243)	(764)	(3,181)
Income tax expense, net	3,897	4,318	8,974	8,444
EBITDA	$11,649	$12,844	$26,066	$24,356

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$183,361	$159,982
Short-term investments	30,282	35,268
Accounts receivable, net	12,106	12,294
Deferred income taxes	2,546	2,036
Prepaid and other current assets	3,152	2,903
Total current assets	231,447	212,483

Long-term investments	30,110	29,340
Deferred income taxes	3,187	3,392
Property and equipment, net	15,274	16,876
Intangible and other assets, net	72,292	70,749
Deposits and other assets	1,598	1,544
Total assets	$353,908	$334,384

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$18,378	$19,694
Deferred revenue	9,075	9,442
Total current liabilities	27,453	29,136

Deferred income taxes	63	132
Income taxes payable	1,703	1,695

Stockholders' equity	324,689	303,421
Total liabilities and stockholders' equity	$353,908	$334,384

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Revenues
United States	$45,651	$47,459	$92,783	$93,862
International	4,413	6,019	8,651	11,880
Total Revenues	$50,064	$53,478	$101,434	$105,742

EBITDA
United States	$11,970	$13,762	$26,556	$26,332
International*	(321)	(918)	(490)	(1,976)
Total EBITDA	$11,649	$12,844	$26,066	$24,356

* International EBITDA includes a corporate allocation of approximately $81,000 and $285,000 for the three months ended June 30, 2009 and 2008, respectively, and $181,000 and $610,000 for the six months ended June 30, 2009 and 2008, respectively.

Reconciliation of Non-GAAP Financial Measures with 2008-2009 Quarterly Results - Unaudited
(in millions)
	2008				2009
	Q1	Q2	Q3	Q4	Q1	Q2

Net income	$5.0	$5.4	$6.6	$7.5	$6.1	$4.6
Purchase amortization	1.8	1.9	1.8	1.7	1.4	1.2
Depreciation and other amortization	2.5	2.5	2.4	2.3	2.2	2.2
Interest income, net	(1.9)	(1.3)	(0.9)	(0.8)	(0.4)	(0.3)
Income tax expense, net	4.1	4.3	5.6	6.0	5.1	3.9
EBITDA	$11.5	$12.8	$15.5	$16.7	$14.4	$11.6

About CoStar Group, Inc.
CoStar Group, Inc. (Nasdaq:CSGP) is the number one provider of information/marketing services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France. Headquartered in Bethesda, MD, CoStar has approximately 1,400 people working for the company worldwide, including the largest professional research organization in the industry. For more information, visit http://www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar's expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar's Form 10-K for the year ended December 31, 2008, and CoStar’s Form 10-Q for the quarter ended March 31, 2009, under the heading "Risk Factors.” In addition to these statements, there can be no assurance that global real estate investment analysis and market forecasting holds significant opportunity for revenue growth; that by augmenting PPR’s expert real estate investment analysis with CoStar’s comprehensive database of commercial property information, CoStar will meet the strong demand from commercial real estate investors and lenders for high quality forecasting and investment risk analysis; that by marketing PPR’s analytic tools and services through CoStar’s much-larger distribution channel to the thousands of firms in CoStar’s client base, CoStar will dramatically accelerate PPR’s growth and substantially increase revenue in this product area; that CoStar will acquire additional commercial real estate information and technology companies or any of the over 40 companies identified as possible acquisitions and, if it does, there is no assurance as to when any one or more of those acquisitions will close; that CoStar will acquire successful companies that can leverage CoStar’s strategic assets to become even more successful and reach their full revenue potential; that PPR will be accretive to earnings in 2010 as a result of expected revenue growth; that quarterly revenue for the third quarter 2009 and revenue for the full year 2009 will be as stated in this press release; that fully diluted net income for the third quarter of 2009 and full year 2009 will be as stated in this press release; that deal-related costs, purchase amortization and equity compensation related to the acquisition of PPR for the third quarter of 2009 and full year 2009 will be as stated in this press release; that the equity compensation charges for the full year 2009 will be as stated in this press release; and that the overall effective tax rate and the interest rate for our interest income for 2009 will be as stated in this press release. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.